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SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Consent Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
AUSTINS STEAKS & SALOON, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

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SUBJECT TO COMPLETION, DATED SEPTEMBER    , 2002

REVOCATION OF CONSENT STATEMENT
BY THE BOARD OF DIRECTORS
OF
AUSTINS STEAKS & SALOONS, INC.

Dear Stockholders:

        The Board of Directors of Austins Steaks & Saloons, Inc., a Delaware corporation ("Austins" or the "Company") is furnishing this Revocation of Consent Statement and the accompanying BLUE Revocation of Consent Card to the holders of the outstanding shares of Austins common stock, par value $0.01 per share, in opposition to the solicitation by a small group calling themselves the "Austins Group" (the "Dissidents"), who collectively own slightly more than 23% of the Company's outstanding stock.

        The Annual Meeting of Stockholders of Austins was recently held on June 25, 2002. At that time, nine persons were elected to serve as Directors of your Company for the ensuing year. One of the persons elected at the Annual Meeting was Titus W. Greene. Mr. Greene served on the Nominating Committee, which Committee nominated the persons who were elected.

        Mr. Greene resigned from the Company's Board of Directors effective as of July 18, 2002. Mr. Greene and the Dissidents (Titus W. Greene, G. Thomas Cliett, Charles W. Mantooth and Thomas M. Hontzas) are now asking you to remove all of your current Directors except Paul C. Schorr, III, Roger D. Sack, and William E. Proffitt, and to elect six persons nominated by the Dissidents. Accordingly, a consent in favor of the Dissidents' proposals is a consent to turn control of your Austins Board over to the Dissidents.

        The Dissidents allege a "pattern of mismanagement" and yet acknowledge that three of the Dissidents have served as Directors of Austins during the period of time in which they allege that the mismanagement has occurred.

        Rather then raise their concerns directly with management or the Board, the Dissidents have chosen this time-consuming and very expensive process. We estimate our costs will be several hundred thousand dollars. The Dissidents will spend a similar amount. If you vote for their proposals and turn over control of Austins to them, they will seek reimbursement of their costs. At a time when management is reducing costs and conserving cash, it makes no sense to incur $400,000 or more of needless expense.

        We believe that your current Austins Board is in the best position to continue to move the Company forward. The current Board instituted a plan to close or franchise under-performing stores in November 1999, and has sold or franchised 13 company-operated units, which the Board anticipates will result in a $910,000 increase in cash flow annually. The attached Revocation of Consent Statement responds to the Dissidents' contentions and highlights certain statements and omissions in the Consent Statement of the Dissidents which your Board believes are false and misleading.

RECENT DEVELOPMENTS

        In an effort to head off this consent battle with the Dissidents and to try to avoid much needless expense, your management and Board of Directors requested a meeting with the Dissidents and their counsel for September 10, 2002. Victor Foti and Carson Quarles submitted the following memorandum to the Board of Directors, which the Board of Directors unanimously endorsed and presented to the Dissidents on September 10, 2002.

Memo to:	Board of Directors Austin's Steaks and Saloon, Inc.
From:	Victor F. Foti President and CEO
J. Carson Quarles Chairman of the Board
RE:	Proposal to Dissident Stockholders

        We the undersigned, Victor F. Foti and J. Carson Quarles, submit for your consideration the following proposal to resolve the present conflict with the four dissident stockholders:

    1.
    Victor F. Foti, President and CEO, will not stand for re-election as a director of the Company at its next annual stockholders meeting in June, 2003. Furthermore, he will resign his position of President and CEO effective with the adjournment of the annual meeting in June, 2003.

    2.
    J. Carson Quarles, Chairman of the Board of Directors, will serve in these capacities until June, 2003 and will not stand for re-election as a director of the Company after this current one year term expires.

    3.
    Austin's Steaks and Saloon, Inc. will nominate seven directors for election at the June, 2003 annual meeting and the dissident directors will nominate five. The number of board members will be seven and the proxy will provide that the stockholders are to vote for seven of the 12 and those seven that receive the highest number of votes by the stockholders will constitute the board of the Company.

OR

    4.
    Austin's Steaks and Saloon, Inc. will nominate its slate for the board and distribute a proxy for that slate and the dissidents can nominate its slate and distribute its proxy thus letting the stockholders determine its wishes as far as who constitutes the Board of Directors for the next fiscal year.

    5.
    Austin's Steaks and Saloon, Inc will withdraw the lawsuit against the dissidents.

    6.
    Vic Foti will withdraw his lawsuit against Titus Greene.

    7.
    All proxy efforts of both the Company and the Dissident stockholders will cease immediately.

    8.
    J.H. Chapman, Inc. will be given until June, 2003 to complete the contractual arrangement Austin's has with them.

    9.
    Any consideration for the Company to reimburse the Dissident Stockholders for legal expenses shall be placed on the proxy and voted upon by the Stockholders of the Company.

        We feel the above is a reasonable resolution to the conflict and we are committed to our positions.

/s/ VICTOR F. FOTI Victor F. Foti President and CEO	/s/ J. CARSON QUARLES J. Carson Quarles Chairman of the Board
September 9, 2002

        The three Dissidents at the meeting rejected the offer. They insisted that the only solution acceptable to them was for four members of your Board of Directors to resign immediately, including Victor Foti and Carson Quarles, to be replaced by four persons of the Dissidents' choosing. They agreed that Victor Foti would stay as Chief Executive Officer pending efforts by the J.H. Chapman Group, the Company's investment banker, to explore strategic alternatives for the Company, such efforts not to extend past June 30, 2003. In addition, the Dissidents insisted that 100% of the their legal fees, which they told us are now approaching $200,000 would have to be paid out of Company funds. Your Board of Directors did not believe that the Board could fulfill its obligation to represent all of you and to preserve the possibility of the J.H. Chapman Group finding a strategic alternative for the Company by four directors having to resign. Further, the Board did not believe it was appropriate to pay out approximately $200,000 of your money to the Dissidents who started this fight. Your Board did offer two other alternatives to try to secure a settlement. First, your Board offered to immediately increase the size of the Board and elect two members of the Dissident group as new directors. That was rejected. Second, an offer was made to try to find buyers for the Dissidents' stock if their real desire was to liquidate their holdings. They also rejected this.

        The other seven members of the Board of Directors were very appreciative of the willingness of Victor Foti and Carson Quarles to relinquish their positions at the next annual stockholders meeting in June, 2003, in order to resolve this fight. Your Board is disappointed that this proposal, which it unanimously believed was fair and reasonable, was rejected by the Dissidents.

        The Board feels that it is important to maintain continuity of the management team and the Board of Directors as the J.H. Chapman Group explores strategic alternatives for the Company. Because of this, the Board has asked Mr. Foti to remain and guide this strategic process, and Mr. Foti has agreed. If the Board determines that it is in the best interest of the Company to continue to execute the current strategic plan of the Company (as discussed elsewhere in these materials), then the Board and management will discuss the appropriate composition of the Company's management team.

        THEREFORE, WE ARE URGING YOU NOT TO GIVE ANY CONSENTS IN RESPONSE TO THE DISSIDENTS SOLICITATION, AND WE ARE SEEKING THE REVOCATION OF ANY CONSENTS THAT MAY HAVE BEEN GIVEN TO THE DISSIDENTS SOLICITATION.

        YOUR AUSTINS BOARD (WITH THE EXCEPTION OF WILLIAM E. PROFFITT) OPPOSES THE DISSIDENTS CONSENT SOLICITATION AND URGES YOU NOT TO SIGN ANY GOLD CONSENT CARD SENT TO YOU BY THE DISSIDENTS. THE BOARD URGES YOU TO DISCARD ANY GOLD CONSENT CARDS SENT TO YOU BY THE DISSIDENTS.

        IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY GOLD CONSENT CARD TO THE DISSIDENTS, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

        EVEN IF YOU HAVE NOT PREVIOUSLY SIGNED AND RETURNED ANY GOLD CONSENT CARD TO THE DISSIDENTS, YOU MAY STILL SEND A BLUE REVOCATION OF CONSENT CARD TO AUSTINS, WHICH WILL HAVE NO LEGAL EFFECT BUT WOULD ASSIST US IN MONITORING THE PROGRESS OF THE CONSENT SOLICITATION.

        IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY YOUR BANK, BROKER OR OTHER NOMINEE CAN EXECUTE A REVOCATION OF CONSENT FOR YOUR SHARES, AND ONLY PURSUANT TO YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO REJECT THE DISSIDENTS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE REVOCATION OF CONSENT CARD PROMPTLY, USING THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

        This Revocation of Consent Statement is first being furnished to Stockholders of Austins on or about September            , 2002.

        If you have questions regarding completion of your BLUE Revocation of Consent Card, please call:

Victor F. Foti, President (540) 345-3195 or 1-800-642-2157	or	Robyn B. Mabe, CFO (540) 345-3195 or 1-800-642-2157

AUSTINS STEAKS & SALOON, INC.

NOTICE OF CANCELLATION OF SPECIAL MEETING OF STOCKHOLDERS
PREVIOUSLY SCHEDULED FOR OCTOBER 14, 2002

TO OUR STOCKHOLDERS

        NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Austins Steaks & Saloon, Inc., a Delaware corporation, ("Austins") or ("Company") previously scheduled for October 14, 2002 at 10:00 a.m. local time at the Renaissance Hotel, 1 Hartfield Centre Parkway, Atlanta, Georgia 30354, has been cancelled. The Company originally called the meeting at the request of the Dissidents, but the Dissidents have now revoked their request for the special meeting. The Company is attempting to comply with the requests of the Dissidents, and apologizes for any confusion or inconvenience this may cause.

                      Sincerely,

                      Victor F. Foti
                      President and Chief Executive Officer

Roanoke, Virginia
September            , 2002

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This Revocation of Consent Statement may contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current information. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions and plans, future performance, and potential growth and performance of the Company.

        Any and all of our forward-looking statements in this Revocation of Consent Statement can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this Revocation of Consent Statement. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

REASONS YOUR AUSTINS BOARD
OPPOSES THE DISSIDENTS' CONSENT SOLICITATION

        The Dissidents indicate that they are disappointed with the Company's performance, financial condition and stock price. Your management and the current Board of Directors are also not satisfied with the earnings and the stock price. Management is clearly responsible for the performance and operating results of the Company, but unfortunately cannot control the market price of any individual stock, including Austins.

        All that the management and current Board can do is work hard to increase the earnings of Austins. We have been through several difficult years in the Company's history but the Board and management have been working hard to position the Company for future growth and profitability. For example, general and administrative expenses have been reduced from approximately $5,310,000 in the year 2000 to $2,650,000 in 2001. Additionally, we believe that due to our strategy of closing or franchising under performing company-owned stores and a campaign to change the image of the WesterN SizzliN concept, we will show increased earnings and we ask for your continued support to implement our plan.

        After reviewing the Dissidents' plan, we believe that this very costly and time-consuming process initiated by the Dissidents offers virtually nothing that the Company has not undertaken already. Let's examine their plan.

  •
  The Dissidents want to undertake a line-by-line review of the revenue and expense items of the Company to operate more efficiently, reduce overhead and improve liquidity. In fact, detailed monthly operating information is provided to our Board of Directors and has been for the past several years. Line-by-line reviews have been done in the past by board request and approved without change. In 1995, Jerry Gardner, then chairman of the Finance and Audit Committee, requested and received a line-by-line review of the Company financial statements. Again, in 1997, Jesse Harrington III, then chairman of the Finance and Audit Committee and currently one of the Dissidents' nominees to be a Director, requested and received a line-by-line review of the Company financial statements. No specific reasons were given for the requests, nor were any changes made in response to any specific finding during the reviews.

  •
  The Dissidents want to evaluate company-owned stores with a focus on stemming the losses. This is precisely the program the Board has been effecting over the past several years. Over the past two years, 13 Company-owned stores have been closed, franchised or subleased. By the end of the current calendar year, it is expected that all unprofitable company stores will either be sold or franchised.

    During the time that various Dissidents were on the WesterN SizzliN Board, dating back to 1994 and continuing through the merger with Austins, they rarely objected to the acquisition of Company stores. During the time that the Dissidents were on the Board, they approved of the acquisition of 26 Company stores.

    Management has determined over the past several years, that it is difficult for a small organization such as Austins to profitably operate company-stores. What the Dissidents fail to point out to you, however, is that under generally accepted accounting principles, stores cannot just be closed on a moment's notice without incurring significant impairment losses. Management believes that it has acted responsibly and in a timely manner to reduce the impact to the financial statements of Company store closings.

  •
  The Dissidents want to minimize costly legal expenses and losses by not initiating so-called misguided lawsuits. The Dissidents do not point out to you, however, that the most expensive litigation in the Company's history occurred when Mr. Greene was chairman of the board of The WesterN SizzliN Corporation. At the first meeting of the board of directors following the reorganization of the Company after coming out of bankruptcy at the end of 1993, Mr. Greene and David Wachtel, then president and chief executive officer of the Company, had a confrontation about who would be chairman of the board. Mr. Greene prevailed. Under Mr. Greene's leadership, David Wachtel was terminated by a unanimous vote of the Board approximately 14 months later in February 1995. Mr. Wachtel then sued for substantial damages alleging a breach of his employment agreement. Mr. Greene's term as a Director expired in November 1996, and Mr. Foti, who was CEO at the time, was chiefly responsible for responding to the litigation from that point until it finally ended in July 1999. The ultimate resolution of this litigation cost the Company over $1.65 million in legal fees and a $1 million settlement to Mr. Wachtel.

    Currently, the Company is involved in only one piece of operating litigation involving lease disputes with the landlord of five company stores in Louisiana. We sued the landlord over his refusal to allow us to sublease certain of these stores to other operators and thereby recoup some value to the Company. Contrary to the Dissidents' assertions, we believe the Company has meritorious claims against the landlord, but even if the landlord should prevail in claims the landlord may make (the landlord has not yet claimed any damages as a result of the litigation), the cost would be approximately offset by the Company's claims against the landlord ($150,000 claim for billboard revenue owed by the Landlord to the Company, and $156,000 claim for lost revenue for failure to allow the Company to sublease properties). The landlord prevailed in his attempt to evict the Company from the stores, which claim the Company lost on appeal. However, the Company's other outstanding claims against the landlord are expected to go to trial in 2003. We do not believe that the litigation is material or will have any material adverse impact upon the Company's financial condition. Disclosure was made in the Company's Form 10-Q for June 30, 2002 even though the litigation is not material according to Regulation S-K, because certain members of the Dissidents were falsely telling stockholders that a one million judgment had been rendered against the Company.

    We have one other piece of litigation pending against the Dissidents. Again, contrary to their representations to you, we did not initiate the lawsuit to prevent them from proceeding with their consent procedure but because they were proceeding in a manner which we believed was violating federal securities laws.

  •
  The Dissidents want to restore confidence in and communications with franchisees. Again, that has been an articulated strategy of management over the past several years. The Quincy's transaction, which we will discuss below, ultimately netted over twenty new franchisees. We have enhanced our franchise activities over the past two years by providing additional services and training to franchisees and we are continually searching for new and profitable opportunities. We are not considering a plan to increase franchise fees for existing franchisees. We do, however, intend to increase franchise fees for new franchisees, as disclosed in our Uniform Franchise Offering Circular. Along with the image enhancement program, we will continue to develop new ideas for franchisees to upgrade their store images and physical facilities and derive new and additional revenues. No quantifiable information is yet available for these efforts, however, the Company does not foresee any risks associated with closing unprofitable stores. The only potential risk associated with our marketing program would be that it may not be entirely successful, but the feedback that we have received thus far has been positive.

  •
  The Dissidents want to implement long-range strategic planning with an emphasis on developing systems to grow earnings and increase shareholder value. We have been doing exactly that over the past several years. Our long range strategy of closing or franchising unprofitable company owned units and improving and enhancing the franchise program is calculated to significantly increase earnings and stockholder value. The anticipated increase in cash flow of $910,000 annually is based upon historical averages of the amount that the unprofitable stores were costing the Company (2001 losses: Little Rock, Arkansas—$340,000, Lawrenceville, Georgia—$140,000, five stores in Louisiana—$430,000).

    In addition, we engaged J.H. Chapman Group, LLC in Chicago, a recognized investment banking firm in the restaurant area, to analyze a variety of different investment opportunities for the Company, including the potential sale of the Company. Titus Greene, one of the Dissidents, met with J.H. Chapman personnel in May, 2002, and voted with the other directors to engage the J.H. Chapman Group. As a result of the Dissidents' action, Chapman advised by letter dated July 29, 2002 that it could go no further for you, the stockholders, until the struggle with the Dissidents is resolved.

  •
  The Dissidents want to operate the Company like a public company by complying with disclosure obligations. We believe that we have been so operating and will continue to operate in the future. We did have several mistakes in the May 24, 2002 proxy statement which we need to discuss with you. Through inadvertence, and not intention, we failed to disclose to you the one year severance package voted to Mr. Foti and Ms. Mabe in the event the Company is sold or merged. This action was taken to encourage management continuity in the event of a sale or merger. The severance package does not apply to the current proxy battle. In August, 2001, your Board of Directors approved the amendment of the Company Bylaws to provide for a staggered Board of Directors. The May 24, 2002 proxy statement was inaccurately drawn and failed to include the provision for shareholder approval of the amendment to the Bylaws. When this error was brought to the Company's attention, it was explained at the Annual Meeting of Shareholders and the Directors were elected for only a one year term which was appropriate under Delaware law. The Board has not yet determined whether to propose staggering the Board of Directors in the future.

    The Company was not advised by the Delaware Secretary of State or the Company's registered agent in Delaware that it had been dissolved for non-payment of its franchise taxes. A former officer of the Company apparently failed to pay these taxes, unbeknownst to current management. The taxes have now been paid, the Company is in good standing with the State of Delaware and we believe this will have no further impact upon the Company.

        Additionally, we want to set the facts straight on a number of other matters which the Dissidents raise in their Consent Solicitation Statement.

  •
  The Dissidents state that Titus Greene, and the other members of the Dissidents, feel the current makeup of the Board hinders the Company's future prospects. Mr. Greene was a director of the Company from 1994 to 1997, and again from 1999 until July 18, 2002, when he resigned. Mr. Greene was also a member of the Board Nominating Committee for 2002. Mr. Greene never proposed, either this year or in prior years, any new or different nominees for the Board of Directors. Mr. Greene did not object to the current slate of directors which were approved by you in June. Mr. Mantooth was on the Board of Directors in 1998 and 1999 and Mr. Hontzas was on the Board from 1997 to 2001. Mr. Mantooth resigned specifically to allow Mr. Greene onto the Board. Mr. Hontzas resigned in June 2001 due to health concerns. Neither of them ever offered new or different nominees to the Board of Directors nor objected to the nominees who were presented. The day following the 2002 annual meeting, Victor Foti invited Mr. Greene and the other Dissidents to Roanoke, Virginia to discuss any concerns or problems about the Company or management. No one chose to come. Until now, none of the Dissidents has ever come forward to meet with management or the current Board of Directors to propose any changes in management strategy or any changes in the Board of Directors.

  •
  The Dissidents complain about the Quincy's transaction. The Quincy's transaction was a bold move by management to try to significantly enhance earnings and shareholder value. The strategy was not totally successful, however, the Company ultimately netted over 20 new franchised units. The expected royalty stream from these units over the next 20 years should more than make up for the net loss in the year 2000. The Quincy's program was responsible for losses in 2000 of $1.2 million, and in 2001 of $164,000. This transaction increased the average life of the franchised system from nine years to eleven years. With twenty-three franchises, if each franchise averages $1.2 million in revenues (based on historical averages of stores in the franchise system), and the Company receives a 2% royalty stream plus transfer fees, this would equate to a minimum of $11 million to the Company over the next twenty years.

  •
  In an earlier filing with the SEC, the Dissidents proposed Mr. W.E. Proffitt as a director. Management would likely have proposed Mr. Proffitt as a director nominee if Mr. Greene had not stood for re-election. Since Mr. Greene resigned and joined the Dissidents, the Board of Directors on August 12, 2002 elected Mr. Proffitt to fill out Mr. Greene's term on the Board.

  •
  The Dissidents' complain about a salary increase and a bonus to Mr. Foti. In the year 2000, the Company was hiring two additional officers. Mr. Foti, on his own initiative, agreed to a $30,000 per year salary reduction, in order to lessen the impact of the hiring of these new officers. Both of the officers have since left the Company and one has not been replaced. The Compensation Committee merely restored Mr. Foti's salary to its previous level and gave him the one time bonus to make up for his salary reduction. This was not an additional increase for Mr. Foti.

        Management and the current Board believe that the Company's financial condition is good at this point. The Company has improved its ratio of current assets to current liabilities to .74 and has a debt to equity ratio of .37. The Company has reduced indebtedness by $1.16 million since December, 2000, thereby strengthening the balance sheet. We believe that franchise revenues are positioned for growth based on an increase in the number of franchises due to our image enhancement program, and increased fees to be paid by the new franchises. Additionally, operating expenses have been drastically reduced—general and administrative expenses have been reduced from approximately $5,310,000 in the year 2000 to $2,650,000 in 2001.

        Additionally, it is highly likely that the slate of Directors proposed by the Dissidents would not comply with the new Sarbanes-Oxley Act passed by Congress in response to accounting fraud. A financial expert is now required to sit on the Company's audit committee, and among other potential problems with the Dissidents' slate of directors, it does not appear that the Dissidents have proposed a director to serve on the Board who would qualify as a financial expert. Based upon a review of the qualifications of the nominees proposed by the Dissidents in their Consent Statement, and based upon what we know about their backgrounds, none appear to have the financial background or expertise necessary to meet the new statutory standards.

        Before you think about signing a Gold card to replace current management and the Board of Directors, please take into account that the Dissidents are critical of Company decisions in which at least one of them participated in virtually all such decisions as a Director of the Company. Further, the Dissidents have proposed no new plan to increase profitability or to increase the value of your shares.

DISSIDENTS' PROPOSALS

        The Dissidents are soliciting your consent to the following three actions. WE BELIEVE THAT THE DISSIDENTS' PROPOSALS WILL DISADVANTAGE AUSTINS STOCKHOLDERS AND URGE YOU NOT TO SIGN AND TO DISCARD ANY GOLD CONSENT CARD SENT TO YOU BY THE DISSIDENTS.

  (1)
  Remove six (6) of the current nine (9) Austins Directors (all except Paul C. Schorr, III, Roger D. Sack, and William E. Proffitt) and remove any other Directors elected or appointed to the Austins Board before the effective time of this shareholder action.

  (2)
  Elect Titus W. Greene, Charles W. Mantooth, Thomas M. Hontzas, Charles H. Wright, Pat Vezertzis, and Jesse M. Harrington, III to replace the six (6) removed Directors and to serve as Directors of Austins until their respective successors are duly elected and qualified or their earlier resignation or removal.

  (3)
  Repeal any amendment to the Company's Bylaws adopted by the current Board between July 17, 2002 and the date on which this Stockholder action becomes effective.

        Dissidents' Proposal No. 2 is conditioned upon the adoption of the Dissident Proposal No. 1. Dissidents' Proposal Nos. 1 and 2 are designed to enable the Dissidents to take control of your Company's Board of Directors. Dissidents' Proposal No. 3 is designed to nullify unspecified bylaws which may be adopted by your Board in its effort to act in and protect the interests of Austins' stockholders. As of the date of this Revocation of Consent Statement, Austins has not adopted or amended any bylaws subsequent to July 17, 2002.

QUESTIONS AND ANSWERS ABOUT THIS
REVOCATION OF CONSENT SOLICITATION

Q:
WHO IS MAKING THE SOLICITATION?

A:
This Revocation of Consent Solicitation is being made by the Board of Directors of your Company (except W.E. Proffitt). Members of the Board of Directors are the beneficial owners of approximately 20.16% of the Company's common stock as of September 13, 2002, which is the Record Date.

Q:
WHAT ARE WE ASKING YOU TO DO?

A:
We are asking you to not sign any GOLD cosent card and to sign and return the BLUE Revocation of Consent Card.

Q:
WHO CAN ACT ON THESE MATTERS?

A:
If you owned shares of the Company on the Record Date, you have the right to give consent as to the proposals, even if you disposed of some or all of your shares after the Record Date.

Q:
HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE DISSIDENTS' PROPOSALS TO ADOPT THEM?

A:
The Dissidents must receive proxies from a majority (i.e., more than 50%) of the issued and outstanding shares of Austins common stock as of the Record Date for any of their proposals to be adopted. As of the Consent Record Date, the Company had 12,178,800 shares of common stock outstanding. Therefore, the affirmative vote of at least 6,089,401 shares is necessary to adopt the Dissidents' Proposals. Abstentions, failures to vote and broker non-votes will have the same effect as a "no" vote. The Board of Directors of your Company beneficially own 2,472,419 shares, or 20.3%, of the Company's issued and outstanding shares and the individual Directors DO NOT intend to vote for any of the Dissidents' Proposals.

Q:
WHAT IS THE DEADLINE FOR SUBMITTING REVOCATION OF CONSENTS?

A:
Revocation of Consents must be received by the Company not later than 5:00 p.m (EST) on November , 2002. WE URGE YOU TO ACT PROMPTLY. EVEN IF YOU HAVE NOT SIGNED AND RETURNED A GOLD CONSENT CARD WE URGE YOU TO SIGN AND RETURN A BLUE REVOCATION OF CONSENT CARD, WHICH WILL HAVE NO EFFECT BUT WILL ASSIST US IN MONITORING THE PROGRESS OF THE CONSENT SOLICITATION.

Q:
WHAT SHOULD YOU DO TO WITHHOLD OR REVOKE YOUR CONSENT?

A:
If your shares of common stock are held in your own name, please sign, date and fax the enclosed BLUE Revocation of Consent Card today to Victor F. Foti at (540) 345-0831. Please also mail or hand-deliver the original to Austins at 317 Kimball Avenue NW, Roanoke, Virginia, 24016.

        If your shares of common stock are held in "Street Name" (e.g., by a broker or bank), only your broker or bank can execute a Revocation of Consent Card on your behalf, but only upon receipt of your specific instructions. Please sign, date and mail or hand-deliver the enclosed REVOCATION OF CONSENT INSTRUCTION FORM to your broker or bank today, along with the BLUE REVOCATION OF CONSENT CARD for your broker or bank to execute. Please also contact the persons responsible for your account and instruct them to execute the BLUE Revocation of Consent Card on your behalf and to date the card.

        If you need additional BLUE Revocation of Consent Cards for shares held in more than one name, please contact Victor F. Foti or Robyn B. Mabe at (540) 345-3195 or 1-800-6442-2157 and we will forward additional Revocation of Consent Cards.

Q:
CAN YOU CONSENT EVEN IF YOU HAVE EXECUTED AND RETURNED A REVOCATION OF CONSENT?

A:
Yes. You may revoke an executed Revocation of Consent Card at any time before the vote is taken at the Special Meeting of Stockholders by marking, dating, signing and delivering a written consent card to Charles W. Mantooth in any manner of delivery. The delivery of a subsequent and properly dated consent that is properly completed, in opposition to an earlier consent, will also constitute a revocation of the earlier consent.

Q:
WHOM DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:
Please call Victor F. Foti at (540) 345-3195 or 1-800-642-2157 or Robyn B. Mabe at (540) 345-3195 or 1-800-642-2157.

INFORMATION ABOUT THE BOARD OF DIRECTORS OF AUSTINS

Members of the Board of Directors

        The names of the current members of the Board of Directors and certain information about them are set forth below:

Name	Age	Position	Since
J. Carson Quarles(3)(4)5)	65	Chairman of the Board	1999
Victor F. Foti(5)	66	President, Chief Executive Officer and Director	1999
Paul C. Schorr, III(1)	65	Director	1994
Roger D. Sack(l)	67	Director	1995
A. Jones Yorke(l)(4)5)	71	Director	1995
Ronald G. Stancill(3)(4)5)	62	Director	1999
J. Alan Cowart(2)(5)	38	Director	1999
Stanley L. Bozeman, Jr.(2)(4)5)	46	Director	1999
William E. Proffitt	37	Director	2002

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating Committee

(4)
Member of Executive Committee

(5)
Also a WesterN SizzliN Director

        James Carson Quarles has been a Director of the Company since July 1, 1999. He has also been a Director of The WesterN SizzliN Corporation ("WesterN SizzliN") since February 26, 1996 and Chairman of the WesterN SizzliN Board since November 25, 1996. Pursuant to the Agreement and Plan of Merger by and among Austins Steaks & Saloon, Inc., Austins Acquisition Corp. and WesterN SizzliN dated April 30, 1999 (the "Merger Agreement"), WesterN SizzliN became a wholly owned subsidiary of the Company (the "Merger"). Mr. Quarles retired as President of Southwestern Region of Central Fidelity National Bank on December 31, 1994, completing a 37-year banking career. He has served on several boards. He is currently on the Board of Directors of two other companies. Among his many past civic and professional affiliations, he was a past member of the Board of Directors and Executive Committee of the Virginia Bankers Association. Mr. Quarles has been inducted into the National Business Colleges' Hall of Fame.

        Victor F. Foti has been the Company's President, Chief Executive Officer and a Director since July 1, 1999. Mr. Foti has been WesterN SizzliN's President and Chief Executive Officer since March 1, 1995. He has been a WesterN SizzliN Director since May 14, 1997. He was Director, Secretary, Treasurer and Executive Vice President of WesterN SizzliN from December 13, 1993 to March 1, 1995. Mr. Foti became a Certified Public Accountant in June, 1959 and was employed by the certified public accounting firm of Foti, Flynn, Lowen & Co., P.C. in Roanoke, Virginia from 1976 to July 1, 1997. Mr. Foti has been a WesterN SizzliN franchisee since July 1, 1986. Mr. Foti has served as President of the Virginia Society of CPA's; served on the Board of Directors of the Virginia Society of CPA's and the American Institute of CPA's.

        Paul C. Schorr, III has been a Director of the Company since August 1, 1994. Mr. Schorr served as Chairman of the Board of the Company from June 20, 1995 until July 1, 1999. For the past twelve years, Mr. Schorr has served as the President and Chief Executive Officer of ComCor Holding, Inc., a consulting firm. In addition, Mr. Schorr is a Director of Ameritas Life Insurance Corp.; The Schorr Family Company, Inc.; and the National Research Corporation (a public company).

        Roger D. Sack has served as a Director of the Company since June 26, 1995. For the past seventeen years, Mr. Sack has been associated with York Cold Storage Company, a refrigeration and storage company. Mr. Sack performs strategic planning and financial service for York Cold Storage Company. In addition, from 1980 until May, 1995, Mr. Sack served as an Executive Vice President and Director of York State Co., a bank holding company and he currently serves as Director, President and Chief Executive Officer.

        A. Jones Yorke has been a Director since 1999, and also is and has been a WesterN SizzliN Director since May 12, 1999. Mr. Yorke was previously Chairman and a Director of Auerbach Financial Group, Inc., an investment firm in New York City since July, 1998. Prior to that, Mr. Yorke served as a Senior Officer of Weatherly Securities and Coleman & Company Securities Corporation. He was previously President of Paine Webber, Inc. and Executive Director of the Securities and Exchange Commission.

        Ronald G. Stancill has been a Company Director and a WesterN SizzliN Director since November 11, 1999. He was a WesterN SizzliN Director from 1993 to 1996. Mr. Stancill was previously a WesterN SizzliN franchisee.

        J. Alan Cowart has been a Company Director and a WesterN SizzliN Director since November 11, 1999. Mr. Cowart has been a WesterN SizzliN franchisee since 1985 and is presently the owner-operator of a restaurant in Pooler, Georgia.

        Stanley L. Bozeman, Jr. has been a Director since July 1, 1999, and has been a WesterN SizzliN Director since April 12, 1995. Mr. Bozeman has been a WesterN SizzliN franchisee since 1979. He is presently the owner-operator of a restaurant in Griffin, Georgia. He is the General and Managing Partner of Bozeman Properties Limited Partnership and owner of Stan Bozeman Rental Property Company.

        William E. Proffitt has been a Director since August 12, 2002. Mr. Proffitt has owned and operated a WesterN SizzliN franchise restaurant in Charlottesville, Virginia since 1997. He previously served as Director of Company Operations for WesterN SizzliN from 1996 to 1997.

CERTAIN LITIGATION

        The Company filed suit to enjoin the Dissidents from violating federal securities laws and interfering with contractual relationships. A temporary restraining order issued by the Court on August 12, 2002 was terminated on August 16, 2002. The Dissidents raised an issue with the court that the Company had been dissolved in Delaware for non-payment of its franchise taxes. This oversight, created by a former officer of the Company, was corrected and Austins is, again, in good standing in the State of Delaware effective August 20, 2002. The Company continues to pursue the litigation through discovery and depositions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date (a) by each Director and each Executive Officer, (b) by all Directors and Executive Officers as a group, and (c) by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock. Unless otherwise indicated, the address for these individuals is 317 Kimball Avenue, Roanoke, Virginia 24016.

NAME AND ADDRESS OF PERSON	NO. OF SHARES		PERCENT CLASS(2)
Victor F. Foti President, Chief Executive Officer and Director	645,175	(3)	5.3%
Robyn B. Mabe Vice President, Chief Financial Officer/ Corporate Secretary and Treasurer	10,000		(1)
J. Carson Quarles Chairman 7323 Lamarre Circle Roanoke, VA 24019	36,666		(1)
Stanley L. Bozeman, Jr. Director 1412 North Expressway Griffin, GA 30223	286,000	(4)	2.3%
J. Alan Cowart Director 104 Pine Lakes Avenue Savannah, GA 31405	457,500	(5)	3.8%
Paul C. Schorr, III Director P.O. Box 57310 Lincoln, NE 68505	385,009	(7)	3.2%
Roger D. Sack Director 2745 East Gate Road Lincoln, NE 68502	229,799		1.9%
A. Jones Yorke Director 450 Park Avenue New York, NY 10022	20,000	(6)	(1)
Ronald G. Stancill Director P.O. Box 1149 Anniston, AL 36202	402,000	(8)	3.3%
Titus W. Greene 2109 Windermere Lane Shelby, NC 28150	2,000,000		16.4%

All Directors and Officers as a group beneficially own 2,472,149 shares or 20.3% of the outstanding Common Stock as of September 5, 2002.

(1)
Represents less than 1% of the outstanding Common Stock of the Company.

(2)
Based upon 12,178,800 shares of Common Stock outstanding as of September 5, 2002. Each named person is deemed to be the beneficial owner of shares of Common Stock that may be acquired within sixty (60) days upon exercise of stock options or warrants and shares, options or warrants owned indirectly through a partnership or corporation. Accordingly, the number of shares and percentage set forth next to the name of such person and all officers and directors as a group include the shares of Common Stock issuable upon presently exercisable stock options or warrants and shares, options or warrants owned indirectly. However, the shares of Common Stock so issuable upon exercise by any persons are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder.

(3)
This number of beneficially owned shares includes 177,222 shares owned by H-H Corporation, a corporation in which Mr. Foti has voting shares and investment power; 157,185 shares owned by VIAMAC, Inc., a corporation in which Mr. Foti has voting shares and investment power; 24,000 shares owned by A Storage on Wheels, a corporation in which Mr. Foti has voting shares and investment power; and 76,000 shares owned by Mr. Foti's spouse.

(4)
This number of beneficially owned shares includes 10,000 shares purchasable pursuant to currently exercisable options or warrants.

(5)
This number of beneficially owned shares includes 12,000 shares owned by two of Mr. Cowart's minor children.

(6)
This number of beneficially owned shares includes 20,000 shares purchasable pursuant to currently exercised options or warrants.

(7)
This number of beneficially owned shares includes 121,181 shares owned directly by The Schorr Family Company, Inc., in which Mr. Schorr is the President and Chief Executive Officer.

(8)
This number of beneficially owned shares includes 362,500 shares owned by Lynden, Inc., a corporation wholly owned by Mr. Stancill, and 40,000 shares owned personally.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than 10% of the outstanding shares of common stock are required to report their ownership of such shares and any changes in that ownership to the SEC. These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Revocation of Consent Statement any failure to file by these dates during the 2001 fiscal year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers, and 10% holders during the 2001 fiscal year.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company met five times during 2001. The Board acted on several matters in the form of Consent minutes. The Board of Directors has an Audit Committee, Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

        The Board of Directors has an Audit Committee which currently consists of directors Paul C. Schorr, III, Roger D. Sack and A. Jones Yorke (Chair). All members of the Audit Committee meet the independence standards of the NASD. The Audit Committee meets periodically with the Company's independent public accountants and members of management to review the Company's accounting policies. It also reviews the scope and adequacy of the independent accountants' examination of the Company's annual financial statements. In addition, the Audit Committee recommends the firm of independent public accountants to be retained by the Company. In 2001, the Audit Committee held telephone conferences and met six times.

        The Compensation Committee currently consists of Directors Stanley L. Bozeman, Jr. and J. Alan Cowart. In 2001, the Committee held telephone conferences and met five times.

        The Nominating Committee, which currently consists of Directors Ronald G. Stancill, and J. Carson Quarles, nominates candidates to serve as Directors. In 2001, the Committee met two times.

        The Executive Committee, which currently consists of Directors J. Carson Quarles, Ronald G. Stancill, Stanley L. Bozeman, Jr., and A. Jones Yorke, conducts certain affairs of the Company in absence of the entire Board of Directors and as allowed by the Company's Bylaws and applicable law. In 2001, the Executive Committee did not meet.

        Directors, both employee and non-employees, are paid $1,000 for each Board meeting attended and $250 for each Committee meeting attended. Additionally, the Directors received a $1,000 quarterly retainer in 2001 and receive a $1,500 quarterly retainer during 2002.

EXECUTIVE COMPENSATION

        Summary Compensation Table.    The following table sets forth compensation paid to certain executive officers during the last three fiscal years.

NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS		OTHER
Victor F. Foti President and Chief Executive Officer	2001 2000 1999	$ $ $	150,000 150,000 173,077	$ $ $	0 0 81,264	$ $ $	10,000 10,000 7,000

        Mr. Foti's 2002 salary has been increased to $180,000. Mr. Foti was paid a $35,000 bonus in April, 2002. No stock options or stock appreciation rights were granted to Mr. Foti in 2001. Mr. Foti has no outstanding options or stock appreciation grants. No other executive officer was paid as much as $100,000 during any of the last three fiscal years.

        In November 2, 2001, the Board of Directors adopted a resolution to provide severance of one year's salary to Victor F. Foti and Robyn B. Mabe in the event they are terminated within one year from the date of a sale or merger of Austins.

RELATED PARTY TRANSACTIONS

        Messrs. Foti, Bozeman, and Cowart collectively own franchises with respect to ten restaurants. The franchises were granted on the same terms and conditions as franchises to non-affiliated persons and these gentlemen paid the same royalty, advertising and other costs as any other non-affiliated franchisee.

        The Company leases chartered air service for corporate usage from time to time for an airplane owned by the President of the Company. Charges are made on an hourly rate approximately 80% of the competitive rate for chartered air service available for non-affiliated vendors. The Company paid $103,000 directly to the chartered air service during 2001.

        The Company leases its headquarters office space from an entity in which two of Mr. Foti's adult children collectively own a 50% interest. The rental rate was $3,750 per month through September, 2001 and increased to $6,540 per month in October, 2001 when an addition to the building was leased to the Company. The lease was approved by the Compensation Committee of the Board and the per square foot rental rate is deemed to be comparable and competitive with similar space in Roanoke.

        There are no other affiliated or related transactions between or among the Company and its Officers and Directors.

        The Board of Directors has a policy that all transactions with its Officers, Directors, employees and affiliates of the Company will be approved by a majority of disinterested Directors of the Company or a special committee of the Board of Directors consisting of disinterested persons, and will be on terms no less favorable to the Company that such Directors or committee believe would be available from unrelated third parties.

SOLICITATION

        Revocations of Consents are being solicited by and on behalf of the Company by the Board of Directors (except Mr. Proffitt). All expenses of the Company's solicitation of proxies, including the cost of preparing and mailing this Revocation of Consent Statement, will be borne by the Company. In addition to this mailing, Consents may be solicited by advertisement, telephone, telecopier, and in person. None of the Officers or Directors of the Company will receive compensation for soliciting proxies. The Company has retained MacKenzie Partners, Inc. to assist in the obtaining of Revocations of Consents. MacKenzie will be paid a fee not to exceed $            for their services, plus reimbursement for their reasonable out-of-pocket expenses.

        The Company anticipates that its total expenditures relating to the Company's solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $                        . The Company to date has incurred estimated total expenses of approximately $75,000.

APPRAISAL RIGHTS

        Holders of the Company's Common Stock do not have Dissenters' appraisal rights under Delaware law in connection matters to be considered in relation to this solicitation process.

STOCKHOLDER PROPOSALS

        Stockholder proposals that are intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company not later than January 24, 2003, in order to be included in the proxy statement and form of proxy for that meeting.

QUESTIONS

        If you have any questions or require any assistance in executing or delivering your consent, please call:

Victor F. Foti, President (540) 345-3195 or 1-800-642-2157	or	Robyn B. Mabe, CFO (540) 345-3195 or 1-800-642-2157

Dated: September            , 2002

ANNEX A

  INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES OF AUSTINS AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT REVOCATIONS OF CONSENTS.

        In connection with Austins' solicitation of Revocations of Consents from its stockholders, certain other persons may be deemed to be Participants in the solicitation.

        The following tables set forth the name, principal business address and the present employment or other principal occupation, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the Directors and certain executive officers and employees of Austins and other representatives of Austins who may be deemed to be Participants in the soliciting of Revocations of Consents.

DIRECTORS OF AUSTINS

        The principal occupations of Austins' Directors who are deemed Participants in the solicitation are set forth in the section entitled "Information About the Board of Directors of Austins" on pages                        to                         of this Revocation of Consent Statement. The principal business address of each such person is set forth in that section.

EXECUTIVE OFFICERS AND OTHER EMPLOYEES OF AUSTINS

        The principal occupations of certain of Austins' executive officers and certain other members of management who are deemed Participants in the solicitation are set forth below. The principal occupation refers to such person's position with Austins and each person's business address is 317 Kimball Avenue, N.E., Roanoke, Virginia 24016.

NAME	PRINCIPAL OCCUPATION
Victor F. Foti	President, Chief Executive Officer
Robyn B. Mabe	Vice President and Chief Financial Officer/Corporate Secretary and Treasurer

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Annex A or in the Revocation of Consent Statement, none of the persons who may be deemed "Participants" as defined in Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially owns any shares of Austins common stock or any securities of any subsidiary of Austins or (2) has had any relationship with Austins in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Annex A or in the Revocation of Consent Statement, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2002, or has knowledge of any currently proposed transaction or series of transactions, (1) to which Austins or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

        Except for the employment agreements described in the Revocation of Consent Statement or as otherwise described therein or in this Annex A thereto, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Austins or its affiliates or any future transactions to which Austins or any of its affiliates will or may be a party. Except as described in this Annex A or in the Revocation of Consent Statement, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to Austins' securities.

ANNEX B

        The following table sets forth all purchases and sales of Common Stock during the past two years by the directors of the Company and those executive officers who are participants in the solicitation of proxies:

Name	Type of Transaction	Number of Shares
Victor F. Foti	Purchase	5,000
Roger D. Sack	Purchase	18,000
Paul C. Schorr, III	Purchase	25,000

APPENDIX 1
AUSTINS STEAKS & SALOON, INC.

        THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUSTINS STEAKS & SALOON, INC., IN OPPOSITION TO THE     DISSIDENTS' CONSENT SOLICITATION.

        The undersigned, a holder of shares of common stock, par value $0.01 per share, of Austins Steaks & Saloon, Inc., is acting with respect to all the shares of common stock of Austins Steaks & Saloon, Inc., held by the undersigned, and hereby revokes any and all consents that the undersigned may have given in respect of the following proposals:

        THE BOARD OF DIRECTORS OF AUSTINS UNANIMOUSLY RECOMMENDS A "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW. PLEASE SIGN, DATE AND MAIL THIS REVOCATION OF CONSENT CARD TODAY. BECAUSE THE ADOPTION OF EACH OF PROPOSAL 1 AND PROPOSAL 2 ARE CONDITIONED UPON ADOPTION OF THE OTHER PROPOSAL, A REVOCATION OF EITHER PROPOSAL 1 OR PROPOSAL 2 WILL ACT AS A REVOCATION OF BOTH.

1.
Remove six of the current eight Austins Directors (all except Paul C. Schorr, III Roger D. Sack, and William E. Proffitt) and remove any other Directors elected or appointed to the Austins Board before the effective time of this stockholder action.

[ ] REVOKE CONSENT	[ ] DO NOT REVOKE CONSENT

INSTRUCTIONS: TO REVOKE A CONSENT, WITHHOLD REVOCATION OF CONSENT OR ABSTAIN FROM VOTING UPON THE REMOVAL OF ALL THE PERSONS NAMED IN THE ABOVE PROPOSAL, CHECK THE APPROPRIATE BOX. IF YOU WISH TO REVOKE THE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED ABOVE, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:

2.
Elect Titus W. Greene, Charles W. Mantooth, Thomas M. Hontzas, Charles H. Wright, Pat Vezertzis, Jesse M. Harrington, III to replace the six removed Directors to serve as Directors of Austins until their respective successors are duly elected and qualified or their earlier resignation or removal.

[ ] REVOKE CONSENT	[ ] DO NOT REVOKE CONSENT
3.
Repeal any amendment to the Company's Bylaws adopted by the current Board between July 17, 2002 and the date on which this stockholder action becomes effective.

[ ] REVOKE CONSENT	[ ] DO NOT REVOKE CONSENT

INSTRUCTIONS: TO REVOKE A CONSENT, WITHHOLD REVOCATION OF CONSENT OR ABSTAIN FROM VOTING UPON THE ELECTION OF ALL THE PERSONS NAMED ABOVE, CHECK THE APPROPRIATE BOX. IF YOU WISH TO REVOKE THE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED ABOVE, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:

IF NO DIRECTION IS MADE WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, OR IF YOU MARK EITHER THE "REVOKE CONSENT" OR "ABSTAIN" BOX WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, THIS REVOCATION CARD WILL REVOKE ALL PREVIOUSLY EXECUTED PROXIES WITH RESPECT TO SUCH PROPOSALS.

        Please sign exactly as name appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

Dated:

Signature
Signature, if held jointly
Title of Authority

IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED.

PLEASE SIGN, DATE AND MAIL YOUR REVOCATION OF CONSENT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QuickLinks

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
REASONS YOUR AUSTINS BOARD OPPOSES THE DISSIDENTS' CONSENT SOLICITATION
DISSIDENTS' PROPOSALS
QUESTIONS AND ANSWERS ABOUT THIS REVOCATION OF CONSENT SOLICITATION
INFORMATION ABOUT THE BOARD OF DIRECTORS OF AUSTINS
CERTAIN LITIGATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD MEETINGS AND COMMITTEES
EXECUTIVE COMPENSATION
RELATED PARTY TRANSACTIONS
SOLICITATION
APPRAISAL RIGHTS
STOCKHOLDER PROPOSALS
QUESTIONS
APPENDIX 1